Exhibit 21.01

LIST OF SUBSIDIARIES

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION
3xi Labs Europe Limited	United Kingdom
All Media Guide, LLC	Delaware
Aptiv Digital LLC	Delaware
DigitalSmiths Corporation	Delaware
EuroMedia Group, Inc.	Delaware
Gemstar Development LLC	California
Gemstar-TV Guide Interactive, LLC	Delaware
IPG, Inc. (46.25% owned)	Japan
Rovi Corporation	Delaware
Rovi Corporation (Shanghai) Co., Ltd.	China
Rovi Data Solutions, Inc.	Delaware
Rovi Europe Ltd.	United Kingdom
Rovi Global Services SARL	Luxembourg
Rovi Guides, Inc.	Delaware
Rovi International Solutions SARL	Luxembourg
Rovi Netherlands BV	Netherlands
Rovi Solutions Corporation	Delaware
Rovi Technologies Corporation	Delaware
Sonic Solutions LLC	California
TiVo Brands LLC	Delaware
TiVo Canada Inc.	Canada
TiVo Europe S.R.L.	Romania
TiVo International Holding 1 LLC	Delaware
TiVo International Holding 2 LLC	Delaware
TiVo Korea Co. Ltd.	Korea
TiVo KK	Japan
TiVo Poland Sp. z o. o.	Poland
TiVo Platform Technologies LLC	Delaware
TiVo Product HoldCo LLC	Delaware
TiVo Research and Analytics, Inc.	Delaware
TiVo Singapore Pte. Ltd.	Singapore
TiVo Solutions Inc.	Delaware
TiVo Solutions Mexico S. de R.L. de C.V.	Mexico
TiVo Tech Private Limited	India
TV Guide International, Inc.	Delaware
TV Guide Media Sales, Inc.	Delaware
TV Guide Online, Inc.	Delaware
TVSM Publishing, Inc.	Delaware
Veveo, Inc.	Delaware
All subsidiaries are 100% owned unless otherwise noted.